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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                              (Amendment No. 8)1


                             United Stationers Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    913004107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 21, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
      Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 29 Pages


-------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    446,905
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     446,905
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            446,905
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 2 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    422,100
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     422,100
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            422,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    73,700
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     73,700
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            73,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    77,500
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     77,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            77,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    27,300
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     27,300
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 6 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    881,582
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     881,582
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            881,582
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 7 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,047,505
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,047,505
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,047,505
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 8 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 9 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 10 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 11 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 12 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 13 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 14 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 15 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 16 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 17 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 18 of 29 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,929,087  Shares,  which is 5.8% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5
                                                                    [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,929,087
       OWNED BY        --------------===========================================
                                     SOLE DISPOSITIVE POWER
         EACH               9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,929,087
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,929,087
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 19 of 29 Pages

         This Amendment No. 8 to Schedule 13D amends the Schedule 13D initially filed on July 3, 2001 (collectively, with all amendments thereto, the "Schedule 13D").

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 33,154,931 Shares outstanding as of August 11, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships since the filing of the prior Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed

                              Page 20 of 29 Pages

                           Accounts.   The  Individual   Reporting  Persons  are
                           managing members of the Management Company.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

                              Page 21 of 29 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 29, 2003

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                   and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this
Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person

                              Page 22 of 29 Pages
with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.








                              Page 23 of 29 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF SHARES
                              PURCHASED (P) PRICE
        TRADE DATE                OR SOLD (S)                 PER SHARE ($)
        ----------            -------------------             -------------

          7/24/2003               2,900    (S)                   37.01
          7/25/2003               5,200    (S)                   37.17
          7/28/2003               7,600    (S)                   38.12
          7/28/2003              29,000    (S)                   38.05
          7/29/2003                 600    (S)                   38.83
          7/30/2003               4,400    (S)                   38.92
           8/1/2003               8,800    (S)                   39.15
          8/21/2003              29,000    (S)                   40.98
          8/22/2003                 200    (S)                   41.13





                              Page 24 of 29 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF SHARES
                              PURCHASED (P) PRICE
        TRADE DATE                OR SOLD (S)                 PER SHARE ($)
        ----------            -------------------             -------------

         7/24/2003                2,700    (S)                    37.01
         7/25/2003                5,000    (S)                    37.17
         7/28/2003                7,200    (S)                    38.12
         7/28/2003               27,400    (S)                    38.05
         7/29/2003                  600    (S)                    38.83
         7/30/2003                4,100    (S)                    38.92
          8/1/2003                8,300    (S)                    39.15
         8/21/2003               27,300    (S)                    40.98
         8/22/2003                  200    (S)                    41.13





                               Page 25 of 29 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF SHARES
                              PURCHASED (P) PRICE
        TRADE DATE                OR SOLD (S)                 PER SHARE ($)
        ----------            -------------------             -------------

         7/24/2003                500    (S)                     37.01
         7/25/2003                900    (S)                     37.17
         7/28/2003              6,000    (S)                     38.06
         7/29/2003                100    (S)                     38.83
         7/30/2003                700    (S)                     38.92
          8/1/2003              1,500    (S)                     39.15
         8/21/2003              4,800    (S)                     40.98









                              Page 26 of 29 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF SHARES
                              PURCHASED (P) PRICE
        TRADE DATE                OR SOLD (S)                 PER SHARE ($)
        ----------            -------------------             -------------

         7/24/2003                 500   (S)                      37.01
         7/25/2003                 900   (S)                      37.17
         7/28/2003               1,300   (S)                      38.12
         7/28/2003               5,000   (S)                      38.05
         7/29/2003                 100   (S)                      38.83
         7/30/2003                 800   (S)                      38.92
          8/1/2003               1,500   (S)                      39.15
         8/21/2003               5,000   (S)                      40.98









                              Page 27 of 29 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES
                              PURCHASED (P) PRICE
        TRADE DATE                OR SOLD (S)                 PER SHARE ($)
        ----------            -------------------             -------------

         7/24/2003                 200   (S)                      37.01
         7/25/2003                 300   (S)                      37.17
         7/28/2003               2,300   (S)                      38.06
         7/29/2003                 100   (S)                      38.83
         7/30/2003                 300   (S)                      38.92
          8/1/2003                 500   (S)                      39.15
         8/21/2003               1,800   (S)                      40.98










                              Page 28 of 29 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF SHARES
                              PURCHASED (P) PRICE
        TRADE DATE                OR SOLD (S)                 PER SHARE ($)
        ----------            -------------------             -------------

         7/18/2003                 200   (S)                      36.99
         7/24/2003               5,550   (S)                      37.01
         7/25/2003              10,350   (S)                      37.17
         7/28/2003              71,907   (S)                      38.06
         7/29/2003               1,206   (S)                      38.83
         7/30/2003               8,545   (S)                      38.92
          8/1/2003              17,400   (S)                      39.15
         8/21/2003              57,100   (S)                      40.98
         8/22/2003                 627   (S)                      41.13








                              Page 29 of 29 Pages